CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
TEARLAB CORPORATION

TearLab Corporation, a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), hereby certifies that:

1. The name of the Corporation is TearLab Corporation. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 5, 2002, under the name Vascular Sciences Corporation.

2. This Certificate of Amendment to the Certificate of Incorporation was duly authorized and adopted by the Corporation's Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Company's Certificate of Incorporation.

3. The amendment to the existing Amended and Restated Certificate of Incorporation being effected hereby is to delete the first paragraph of Article IV in its entirety and to substitute in its place the following:

> "The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares, of which forty million (40,000,000) shares, par value $0.001 per share, shall be common stock (the "Common Stock") and ten million (10,000,000) shares, par value $0.001 per share, shall be preferred stock (the "Preferred Stock")."

4. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was approved by written consent of the board of directors and by the stockholders of this Corporation at a meeting thereof duly called and held on October 12, 2017.

5. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective immediately upon filing by the Delaware Secretary of State.

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IN WITNESS WHEREOF, TearLab Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Wes Brazell, its Chief Financial Officer, this 12th day of October, 2017.

TEARLAB CORPORATION

A Delaware corporation

By: [signature]

Name: Wes Brazell
Title: Chief Financial Officer